CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Concorde Funds, Inc. and to the use of our report dated October 13, 2005 on the financial statements and financial highlights of the Concorde Value Fund, a series of Concorde Funds, Inc. Such financial statements and financial highlights appear in the 2005 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/S/ Brad A. Kinder

Brad A. Kinder, CPA
Flower Mound, Texas
January 27, 2006